Exhibit 99.1

District Court Schedules Jury Trial Period in Star Scientific Patent Infringement

Lawsuit against RJ Reynolds

November 6, 2008 – Petersburg, Virginia – Star Scientific has received a memorandum from the US District Court outlining the framework of proceedings, including a jury trial, in its patent infringement lawsuit against RJ Reynolds Tobacco (RJR). The memorandum, issued by Judge Marvin J. Garbis summarized the results of an initial conference on November 5 with counsel for the parties. It stated that counsel should be prepared for a two to three-week jury trial to be held between April 20 and May 29, 2009. A case planning conference among the parties will be held on November 25 to discuss all pre-trial issues.

The memorandum also noted that RJR intends to file a petition for a writ of certiorari with the Supreme Court. That petition must be filed within 90 days after October 22, 2008, when the Federal Circuit denied RJR’s petition for rehearing. Star then has 30 days to file a response in opposition to the petition. If the Supreme Court were to grant RJR’s petition, the trial dates in the Court’s order would be rescinded. Paul L. Perito, Esq. Star’s Chairman, President & COO, commented that he believes the Supreme Court’s consideration of RJR’s petition will be concluded by the end of March, 2009. “This process needs to be viewed through the prism of the metrics that govern the outcome of appeals to the Supreme Court. Each year thousands of petitions are filed with the Court seeking review of lower court decisions. However, the number of petitions that are granted is exceedingly small. For example, during the Supreme Court’s last term, over 8000 petitions for review were filed, and fewer than 80 were granted. Based on these statistics, there is less than a one per cent chance that RJR’s petition would be granted. We look forward to presenting our case to a jury, and remain confident that we will prevail.”

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 17, 2008, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300